Exhibit 99.1

Medifast, Inc. Announces Second Quarter 2019 Results

Reports Record Revenues; Raises Full Year Outlook

BALTIMORE, Aug. 1, 2019 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading developer of clinically proven health and wellness programs, products and services, today reported strong results for the second quarter ended June 30, 2019.

Second Quarter 2019 Highlights
(Compared to Prior-Year Period)

  Record revenue up 59.5% to $187.1 million
  Net income up 51.3% to $21.4 million
  55.3% growth in active earning OPTAVIA Coaches to 30,600
  Earnings per diluted share ("EPS") of $1.75, an increase of 50.9%

"These record results are another demonstration of Medifast's continued commitment to delivering sustainable growth through our mission to offer the world lifelong transformation, one healthy habit at a time," said Dan Chard, Medifast Chief Executive Officer. "We have a dynamic brand in OPTAVIA, and a coach community that continues to grow in size, effectiveness and geographic reach. We have developed a repeatable business rhythm that is enabling us to achieve our business objectives on a consistent basis, with ten consecutive quarters of revenue growth. Our key metrics are trending strongly in the right direction, and we are well positioned to create shareholder value for the long-term."

Second Quarter 2019 Results

Second quarter revenue increased 59.5% to $187.1 million from revenue of $117.3 million for the second quarter of 2018. OPTAVIA-branded products represented 75% of consumable units sold for the second quarter compared to 64% for the same period a year ago.

The total number of active earning OPTAVIA Coaches increased to 30,600, compared to 19,700 for the second quarter of 2018. The average revenue per active earning OPTAVIA Coach increased 7.1% to $5,863 compared to $5,474 for the second quarter last year.

Gross profit increased to $140.7 million from $88.8 million for the second quarter of 2018. The Company's gross profit as a percentage of revenue decreased 50 basis points year-over-year to 75.2% from 75.7% as a result of higher product costs, obsolescence cost associated with a specific slow moving product and the cost of complying with new U.S. Food and Drug Administration nutritional labeling requirements.

Selling, general and administrative expenses ("SG&A") increased $41.7 million to $113.4 million compared to $71.7 million for the second quarter of 2018, primarily as a result of higher OPTAVIA commissions expense, increased consulting costs related to information technology projects, increased salaries and benefits, and increased credit card fees resulting from higher sales. SG&A as a percentage of revenue decreased 50 basis points to 60.6% of revenue, year-over-year.

Operating income increased $10.3 million to $27.4 million from $17.1 million in the prior-year period as a result of increased gross profit, partially offset by increased SG&A expenses. Operating income as a percentage of revenue was 14.6% for the quarter, unchanged from the year-ago period.

The effective tax rate for the quarter was 23.0%, compared to 19.8% for the second quarter of 2018. This increase was primarily a result of a 2.1% decrease relating to the discrete accounting for taxes associated with share-based compensation and a 1.2% decrease related to a benefit from the net operating loss due to state apportionment.

Second quarter net income was $21.4 million, or $1.75 per diluted share, based on approximately 12.2 million shares outstanding. Second quarter 2018 net income was $14.1 million, or $1.16 per diluted share, based on approximately 12.2 million shares outstanding.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $126.0 million and working capital of $95.9 million as of June 30, 2019. Cash, cash equivalents, and investment securities increased $12.5 million to $113.5 million as of June 30, 2019 compared to $101.0 million at December 31, 2018. The Company remains free of interest-bearing debt. Inventory increased $9.6 million to $48.5 million at June 30, 2019 compared to $38.9 million at December 31, 2018 as the Company increased inventory levels in preparation for the international launch in addition to the initial production of the new Habits of Health system and a continued effort to maintain inventory levels to meet current and future demand.

The Company declared a quarterly cash dividend of $8.9 million, or $0.75 per share that will be paid in the third quarter. The Company also repurchased approximately 71,000 shares during the second quarter of 2019. There are approximately 594,000 shares of common stock remaining under the Company's existing share repurchase program. Medifast's management team and board of directors remain committed to enhancing stockholder value.

Outlook

The Company expects third quarter revenue to be in the range of $190 million to $195 million and EPS to be in the range of $1.30 to $1.35. For the full year 2019, the Company now expects revenue of $730 million to $750 million and EPS of $6.75 to $6.95, compared to the Company's previous guidance for revenue of $720 million to $740 million and EPS of $6.70 to $6.90. The full-year 2019 earnings guidance assumes a 21.5% to 22.5% effective tax rate, exclusive of any potential discrete tax benefits from share-based compensation awards vesting in the fourth quarter. The Company's third quarter guidance reflects an increased cost for the OPTAVIA convention held in July and higher than normal IT spend primarily due to the current development stage of its new Enterprise Resource Planning system. The Company expects these expenses to normalize in the fourth quarter.

Conference Call Information

The conference call is scheduled for today, Thursday, August 1, 2019 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com, and will be archived online through August 15, 2019. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, August 1, 2019, through August 8, 2019. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10133651.

About Medifast®:

Medifast (NYSE: MED) is a leading manufacturer and distributor of clinically proven, healthy living products and programs. The brand has been recommended by more than 20,000 doctors since its founding. Its integrated coach model leverages nearly 40 years of experience from medical, franchise, e-commerce, and direct selling channels. Medifast and its community of independent OPTAVIA Coaches embrace the future of wellness with a shared vision to offer the world lifelong transformation, one healthy habit at a time®. OPTAVIA® is represented by a community of OPTAVIA Coaches who teach Clients healthy habits, while offering support and guidance on their transformation journey. In 2018, Medifast announced it will expand into the Asia-Pacific markets of Hong Kong and Singapore in 2019 with its integrated coach model. Medifast is traded on the New York Stock Exchange and was named to Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," "anticipate," "expects" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent OPTAVIA Coaches and clients, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts & dividend data)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018

Revenue	$187,103	$117,324	$352,979	$215,920
Cost of sales	46,393	28,525	87,122	52,313
Gross profit	140,710	88,799	265,857	163,607

Selling, general, and administrative	113,355	71,689	213,787	131,814

Income from operations	27,355	17,110	52,070	31,793

Other income (expense)
Interest income, net	425	330	737	579
Other income (expense)	(2)	179	(8)	178
	423	509	729	757

Income from operations before income taxes	27,778	17,619	52,799	32,550

Provision for income taxes	6,395	3,486	10,666	6,195

Net income	$21,383	$14,133	$42,133	$26,355

Earnings per share - basic	$1.80	$1.17	$3.55	$2.19

Earnings per share - diluted	$1.75	$1.16	$3.45	$2.17

Weighted average shares outstanding -
Basic	11,861	12,037	11,870	12,032
Diluted	12,218	12,174	12,229	12,129

Cash dividends declared per share	$0.75	$0.48	$1.50	$0.96

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except par value)

	June 30,	December 31,
	2019	2018

ASSETS
Current Assets
Cash and cash equivalents	$96,311	$81,364
Accounts receivable-net of doubtful accounts of $931 and $394 at
June 30, 2019 and December 31, 2018, respectively	978	1,011
Inventory	48,473	38,888
Investment securities	17,211	19,670
Income taxes, prepaid	1,365	-
Prepaid expenses and other current assets	7,638	4,586
Total current assets	171,976	145,519

Property, plant and equipment - net	24,984	19,747
Right-of-use asset	12,296	-
Other assets	710	1,183
Deferred tax assets	2,605	2,980

TOTAL ASSETS	$212,571	$169,429

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$73,570	$60,323
Current lease obligation	2,474	-
Total current liabilities	76,044	60,323

Lease obligation, less current lease obligation	10,504	-
Total liabilities	86,548	60,323

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
12,126 and 12,117 issued and 11,827 and 11,868 outstanding
at June 30, 2019 and December 31, 2018, respectively	12	12
Additional paid-in capital	11,070	8,802
Accumulated other comprehensive income (loss)	56	(173)
Retained earnings	155,762	131,344
Less: Treasury stock at cost, 264 and 193 shares at June 30, 2019 and December 31, 2018, respectively	(40,877)	(30,879)
Total stockholders' equity	126,023	109,106

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$212,571	$169,429

CONTACT: Investor Contact: ICR, Inc., Katie Turner, (646) 277-1228